UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Axiall Corporation

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In connection with Axiall Corporation’s May 5, 2016 conference call announcing financial results for the quarter ended March 31, 2016, Axiall made the below comments related to the contested solicitation of proxies. Axiall also issued to its employees the below letter from the President and CEO.

Tim Mann: Now let me provide an update on the work we’ve got ongoing on various strategic alternatives.

And as you know, we have unfortunately been unable to come to terms with Westlake on an acquisition of the company even after quite a bit of work. Just to briefly reiterate while our board considered and rejected as inadequate Westlake’s most recent proposal, we also provided Westlake the clear feedback that we are not opposed to a strategic transaction that delivers full and fair value to all Axiall stockholders, and we remain willing to continue our negotiations. This negotiation is really all about value.

Now while we thought we were taking the right actions to have a constructive private negotiation with Westlake, we were very disappointed with the public and hostile tack they have chosen and with where our negotiation with Westlake now stands. On the other hand and as we disclosed in our proxy materials, the Board is considering all other strategic alternatives including, of course, the sale of all or parts of the business and today we are engaged with several parties in what have so far been very constructive negotiations including the sharing of substantial information about our business, site visits and the detailed consideration of potential synergies. All options are on the table when it comes to maximizing shareholder value. We will continue to work hard on all of these alternatives as we also prepare for our June 17 shareholder meeting.

We have not, of course, decided to sell Axiall at this time, and we can’t be sure whether any party will make a proposal for a strategic transaction that we can support as being fair. If not, we are convinced that the strategic initiatives that we have underway, including our aggressive cost-cutting program and the process announced last summer to monetize our Building Products business, will position Axiall to disproportionately benefit from the upswing in the industry cycle we are already beginning to see and will create more value than what Westlake has proposed.

We have taken aggressive actions to reshape our portfolio of assets and improve our cost structure over these last several months. The financial impact of those actions are starting to appear in our results, and we will work to complete these actions in 2016, so that as we enter 2017, we will be a more focused company with a strong balance sheet, a much improved cost structure and in a market that is coming off what we believe is the cyclical bottom. With the lack of new capacity coming to market over the next several years, we see several years of favorable market conditions for our business on the horizon.

So with that I will turn it back over to Martin, and we will take some of your questions. We would ask that your questions, as Martin said earlier, be limited to our first quarter performance and market conditions.

*    *    *

James M. Sheehan (SunTrust Robinson Humphrey, Inc.): Thank you. Also do you have an opinion yet as to whether it creates more value for Axiall to sell itself or to go forward as a standalone company? It looks like in your announcement yesterday you are considering all alternatives, but it’s not clear yet whether you have taken a firm position one way or another.

Tim Mann: Yeah. Look, I think I’m not going to comment too much further than what I said in the prepared remarks. We’re evaluating all strategic alternatives and we think that there’s a number of them that have potential. We are also at the same time doing everything we can to drive fundamental shareholder value with our standalone plan as well. So somewhere in that tension the Board will take on board all the available information and make a decision as to how we see going forward. So I think beyond that it’s—there’s a lot of moving parts, and I probably would keep it to just those comments.

James M. Sheehan (SunTrust Robinson Humphrey, Inc.): Okay. And with respect to the Lotte JV, you’ve got a provision in there that Lotte would not be able to sell that to Westlake at some point in the future. Could you explain the rationale for that provision? Do you consider Westlake not to be an ideal strategic fit with your business?

Tim Mann: No. I think we’ve commented publicly that we see tremendous strategic potential between the combination of Axiall and Westlake. I think where we’ve become hung up with Westlake is on value. We tried to express that strongly when we talked about the dollar value of potential synergies, which is sort of a dollarization of the industrial logic of such a combination. So we’re not—and as we gave feedback to Westlake during our negotiation—we’re not opposed to any of that. And we will look to see how things develop. I think beyond that I’ve now violated my rule of not commenting on Westlake, so you got one from me, James, but that’s about it.

James M. Sheehan (SunTrust Robinson Humphrey, Inc.): Thank you very much.

To: All Employees From: President and CEO Tim Mann

This morning, we announced our first-quarter results, which were stronger than Wall Street analysts had expected. In fact, our Building Products performance was the strongest first quarter since we acquired the business in 2006. It is clear that our efforts are starting to bear fruit.

In our public statements, we continue to highlight the significant accomplishments and ongoing initiatives we have implemented to strengthen, position and transform Axiall’s businesses for growth and increased profitability. I want to thank every employee for keeping focused on their work – doing it both safely and productively, which has contributed to the strong financial results we reported today.

2016 Proxy Statement and Annual Meeting

On Wednesday, we filed our definitive proxy materials with the SEC in connection with our 2016 annual meeting of stockholders. The date for the annual meeting has been scheduled for Friday, June 17, 2016. Employees who hold Axiall shares, including through the 401(k) Retirement Savings Plan, can expect to receive their proxy materials directly by mail.

The proxy materials note that Axiall plans to nominate nine highly qualified directors for reelection at the upcoming annual meeting. All of our board members are active, engaged and highly experienced professionals with diverse operations and management experience at the highest levels of both public and private companies.

In connection with its unsolicited proposal to acquire the company, Westlake has commenced a proxy contest in an attempt to replace the Axiall board of directors with nine nominees for election as directors at the annual meeting in opposition to the reelection of the incumbent Axiall nominees. We intend to vigorously oppose Westlake’s proxy contest and will be communicating our views to our stockholders.

Our board and management team are keenly focused on creating long-term stockholder value. Toward that end, our board directed management, with the assistance of our financial and legal advisors, to reach out to third parties that may have an interest in a potential strategic transaction with Axiall. We have held discussions, and continue to hold discussions, with other third parties.

Given the recent developments, we expect increased attention focused on our company. As always, it is important for us to speak with one voice, so we ask that you forward any media inquiries to Chip Swearngan (1-678-507-0554) and investor inquiries to Martin Jarosick (1-770-395-4524).

Please remain focused and keep up all the great work that contributes to Axiall’s success.

Thank you for your continued dedication and support.

Tim

Additional Information

In connection with its 2016 Annual Meeting, Axiall has filed a definitive proxy statement and other documents regarding the 2016 Annual Meeting with the SEC and has mailed the definitive proxy statement and a WHITE proxy card to each stockholder of record entitled to vote at the 2016 Annual Meeting. STOCKHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain the documents free of charge at the SEC’s website, www.sec.gov, and from Axiall at its website, www.axiall.com, or 1000 Abernathy Road NE, Suite 1200, Atlanta, GA 30328, Attention: General Counsel.

Forward-Looking Statements Disclaimer

This letter contains “forward-looking statements” as defined in, and subject to the safe harbor provisions of, the federal securities laws. These forward-looking statements relate to, among other things, Axiall’s anticipated financial performance and prospects; Axiall’s plans and objectives for future operations; and statements relating to the solicitation of proxies of Axiall’s stockholders in connection with the 2016 Annual Meeting. Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions and the continued execution of Axiall’s business strategy, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, uncertainties regarding future actions that may be taken by Westlake in furtherance of its unsolicited acquisition proposal or its nomination of director candidates for election at the 2016 Annual Meeting; potential operational disruption caused by Westlake’s future actions that may make it more difficult to maintain relationships with customers, employees or suppliers; the results of Axiall’s process to sell its Building Products business and the proceeds, if any, realized therefrom, as well as Axiall’s consideration of strategic alternatives generally; Axiall’s ability to successfully implement its strategy to create sustainable, long-term stockholder value; Axiall’s ability to successfully implement and administer its cost-saving initiatives (including its restructuring programs) and produce the desired results (including projected savings); future prices for Axiall’s products; industry capacity levels for Axiall’s products, raw materials and energy costs and availability, and feedstock availability and prices; changes in governmental and environmental regulations; the adoption of new laws or regulations that may make it more difficult or expensive to operate Axiall’s businesses or manufacture its products; Axiall’s ability to generate sufficient cash flows from its business; future economic conditions in the specific industries to which Axiall’s products are sold; global economic conditions; competition within Axiall’s industry; complications resulting from Axiall’s multiple enterprise resource planning (“ERP”) systems and the implementation of its new ERP systems; Axiall’s failure to adequately protect its data and technology systems; costs resulting from complications or delays relating to Axiall’s arrangements with Lotte Chemical USA Corporation related to the ethane cracker (ethylene manufacturing plant) being constructed in Lake Charles, Louisiana; Axiall’s failure to realize the benefits of, and/or disruptions resulting from, any asset dispositions, asset acquisitions, joint ventures, business combinations or other transactions; and other factors discussed in Axiall’s SEC filings from time to time, including Axiall’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q. The risks and uncertainties above are not the only risks Axiall faces. Additional risks and uncertainties not presently known to Axiall or that it believes to be immaterial also may adversely affect Axiall. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on Axiall’s business, financial condition and results of operations. Axiall does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.